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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 46 to Registration Statement No. 33-58846 on Form N-1A of Lord Abbett Securities Trust of our report dated December 22, 2003 on the financial statements of Lord Abbett Securities Trust for the year ended October 31, 2003 and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, both of which are part of this Registration Statement.



DELOITTE & TOUCHE LLP
New York, New York
October 15, 2004